Exhibit 2.2

EXCHANGE AGREEMENT

BY AND AMONG

PUBLIC MEDIA WORKS, INC.

PROMIA, INCORPORATED

AND

CERTAIN SHAREHOLDERS OF PROMIA, INCORPORATED

Dated October 16, 2008

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Notice of Exchange (Preferred Stock)
Exhibit B	Form of Notice of Exchange (Common Stock)

Schedule I	Schedule of Promia Shares to be exchanged for PMW Common Stock
Schedule II	Schedule of Promia Options/Warrants to be exchanged for PMW options/warrants
Schedule III	Schedule of Promia Debt
Schedule IV	Investor Questionnaire

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EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”), is made and entered into as of October 16, 2008 (“Effective Date”) by and between Public Media Works, Inc., a Delaware corporation (“PMW”), and Promia, Incorporated, a California corporation (“Promia”), and the shareholders of Promia set forth on the signature pages to this Agreement (collectively, the “Sellers” and individually, a “Seller”), with respect to the following facts:

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A. Sellers executing this Agreement on the Effective Date own more than fifty percent (50%) of the Promia Shares, in the denominations as set forth opposite their respective names on Schedule I to this Agreement, as such final Schedule I and a final Schedule II setting forth the issued and outstanding options, warrants or other rights to acquire or purchase Promia Shares shall be delivered by Promia to PMW and mutually agreed upon by PMW and Promia within thirty (30) days (the “Determination Date”) of the Effective Date;

B. PMW desires to acquire from Sellers, and Sellers desire to sell and transfer to PMW, all of the Promia Shares outstanding on the Closing Date in exchange for the issuance and delivery by PMW, subject to adjustment as set forth in Section 1.2, of one (1) share of Common Stock, par value $0.0001 per share, of PMW (“Common Stock”), for each such number (the “Exchange Ratio”) of Promia Shares as mutually agreed between Promia and PMW in writing on or before the Determination Date (the “Exchange”), and PMW and Promia desire to cause all of the Promia Options outstanding on the Closing Date to be exchanged for or replaced with options to acquire PMW Common Stock on the terms and conditions set forth below;

C. It is intended that, for federal income tax purposes, the Exchange shall qualify as an exchange described in Section 351 of the of the Internal Revenue Code of 1986, as amended (the “Code”) and a reorganization described in Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF SECURITIES

Section 1.1 The Exchange On the terms and subject to the conditions of this Agreement, on the Closing Date:

(a) PMW shall issue and deliver to each of the Sellers owning Promia Shares such number of shares of Common Stock as is set forth opposite such Seller’s name on the final Schedule I, subject to adjustment as set forth in Section 1.2, and each such

Seller shall sell, transfer and deliver to PMW, the number of issued and outstanding Promia Shares set forth opposite such Seller’s name on the final Schedule I, along with a duly executed share assignment endorsed in favor of PMW.

(b) PMW shall issue and deliver to each Seller owning Promia Options, options and/or warrants exercisable for the number of shares of Common Stock and at such per share exercise price as is set forth opposite such Seller’s name on the final Schedule II, in form and substance acceptable to Promia. Any restriction on the exercise of any such Promia Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Promia Option shall otherwise remain unchanged, and shall be assumed by PMW under the PMW options and/or warrants, and such rights with respect to Promia Shares shall be converted into rights with respect to Common Stock. It is the intent of the parties that any incentive stock options (as defined in Section 422 of the Code) so assumed by PMW qualify, to the maximum extent permissible following the Closing, as incentive stock options to the extent such options qualified as incentive stock options prior to the Closing.

Section 1.2 Exchange Ratio

(a) Based on the outstanding capital stock of PMW and Promia as of the Effective Date, and subject to Section 1.2(b) below, (i) the former Promia shareholders, option holders and warrant holders would own a total of 12,500,000 PMW shares, options or warrants; and (ii) the current stockholders and option holders of PMW would own a total of 5,800,000 PMW shares and options. As of the Closing Date and upon the consummation of the transactions contemplated hereunder, the capitalization of PMW shall be no greater than 28,300,000 outstanding shares of stock, options and warrants.

(b) If between the Effective Date and the Closing Date, there shall be any change in the number of shares of outstanding capital stock of either PMW or Promia, the Exchange Ratio shall be adjusted such that immediately following the Closing the aggregate number of shares of Common Stock issued to each represents the same ratio of ownership set forth in Section 1.2(a) above. Notwithstanding any other provision of this Agreement, if PMW secures the Capital Raise with less than 10,000,000 shares of PMW Common Stock being issued thereunder (calculated on an as-converted basis with respect to any preferred stock): (i) PMW shall issue to Sellers, pro rata, an additional number of shares of PMW Common Stock (or options to purchase such shares, as applicable, for holders of Promia Options) equal to the difference between 10,000,000 and the actual number of shares issued pursuant to the Capital Raise, and (ii) the total of 12,500,000 PMW shares and options allocated for the former shareholders and option holders of Promia under Section 1.2(a) shall increase accordingly.

(c) If between the Effective Date and the Closing Date, the holders of issued and outstanding Promia Shares constituting less than one hundred percent (100%) but more than ninety percent (90%) of each class of Promia Shares have agreed to the Exchange contemplated hereunder (all other Promia shareholders, hereinafter the “Delayed Shareholders”), then Promia

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shall proceed to the Closing of the Exchange, subject to satisfaction of the conditions set forth in Section 7.1. For a period of twelve (12) months following the Closing Date, PMW shall be required to accept for Exchange any Promia shares then held by any Delayed Shareholder, subject to such shareholder’s execution of this Agreement and an assignment of such shareholder’s Promia Shares. Until such time as a Delayed Shareholder executes an agreement to submit his or her Promia Shares in exchange for shares of Common Stock (thereby becoming a Seller) including certain representations and warranties in a form acceptable to PMW and Promia, and such exchange is accepted by PMW, such Delayed Shareholder shall remain a shareholder of Promia and shall not be considered a stockholder of PMW and shall not be entitled to any of the rights thereof, including without limitation the right to vote or receive any distributions with respect thereto.

ARTICLE II

THE CLOSING

Section 2.1 Closing Date The closing of the Exchange and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Promia, 160 Spear Street, Suite 320, San Francisco, California, at 10:00 a.m. on January 30, 2009, or at such other location, date and time as PMW and Promia may agree. The time and date upon which the Closing actually occurs being referred to herein as the “Closing Date”).

Section 2.2 Transactions at Closing At the Closing, the following transactions shall take place, which transactions shall be deemed as having taken place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a) PMW shall deliver to Promia, as agent for Sellers, the following documents:

(i) Validly executed stock certificates corresponding to the Common Stock issued in the name of the Sellers in the amounts set forth in Schedule I;

(ii) Validly executed PMW stock option and/or warrant agreements corresponding to the Promia Options issued in the name of the Sellers in the amounts and on the terms set forth in Schedule II;

(iii) Instructions directing its transfer agent to register (i) the allotment of the Common Stock to the Sellers in the stockholders ledger of PMW and (ii) reserve for issuance a sufficient number of shares of Common Stock issuable upon exercise of the PMW options to be delivered to the Sellers;

(iv) True copies of all consents and waivers obtained by PMW, in accordance with the provisions of Section 7.1 below;

(v) Certificate of good standing from the Secretary of State of the State of Delaware, dated at or about the Closing Date, to the effect that PMW is in good standing under the laws of said state;

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(vi) Certified copy of the Certificate of Incorporation of PMW, as certified by the Secretary of State of the State of Delaware at or about the Closing Date;

(vii) Secretary’s certificate duly executed by PMW’s secretary attaching and attesting to the accuracy of: (A) the bylaws of PMW, (B) the resolutions of PMW’s board of directors approving the transactions contemplated hereby, including the Exchange, and (C) an incumbency certificate signed by all of the executive officers of PMW dated at or about the Closing Date;

(viii) An officer’s certificate duly executed by PMW’s chief executive officer to the effect that the conditions set forth in Section 7.1(a) below have been satisfied, dated as of the date of the Closing;

(ix) Letters of resignation from current officers and directors of PMW to be effective upon the Closing; and

(x) Such other documents and instruments as Promia may reasonably request.

(b) Promia shall deliver or cause to be delivered the following documents and/or shall take the following actions:

(i) share certificates in the name of PMW in respect of all Promia Shares and shall register Promia Shares in the name of PMW in the shareholders register of Promia.

(ii) Certificate of good standing from the Secretary of State of the State of California, dated at or about the Closing Date, to the effect that Promia is in good standing under the laws of said state;

(iii) Certified copy of the Articles of Incorporation of Promia, as amended to date certified by the Secretary of State of the State of California at or about the Closing Date;

(iv) Secretary’s certificate duly executed by Promia’s secretary attaching and attesting to the accuracy of: (A) the bylaws of Promia, (B) the resolutions of Promia’s board of directors, approving the transactions contemplated hereby, including the Exchange, and (C) an incumbency certificate signed by all of the executive officers of Promia dated at or about the Closing Date;

(v) An officer’s certificate duly executed by Promia’s chief executive officer of Promia to the effect that the conditions set forth in Section 7.2(a) below have been satisfied, dated as of the date of the Closing; and

(vi) Such other documents and instruments as PMW may reasonably request.

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(c) Sellers shall deliver the following documents

(i) to PMW, duly executed share assignments in the form attached hereto as Exhibit A and/or B, as applicable, effecting the immediate and unconditional sale, assignment and irrevocable transfer of Promia Securities to PMW, free and clear of any Liens, or any other third party rights of any kind and nature, whether voluntarily incurred or arising by operation of law and

(ii) to Promia, as agent for PMW, all share certificates in respect of Promia Shares (or a declaration of lost certificate); and

(iii) to Promia, as agent for PMW, all option agreements and warrant agreements issued in respect of the Promia Options.

Section 2.3 Promia Debt. On or before the Determination Date, PMW and Promia shall agree upon which Promia outstanding debts will be paid using proceeds of the Capital Raise, and each such outstanding debt obligation of Promia and the amount to be paid thereon shall be indicated on a final Schedule III to be delivered by Promia to PMW.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PMW

PMW represents and warrants to Promia and the Sellers that, as qualified by the PMW Disclosure Schedule delivered by PMW on or before the Determination Date (as such PMW Disclosure Schedule may be updated pursuant to Section 6.14), the statements contained in this Article III are true and correct as of the Effective Date:

Section 3.1 Organization and Qualification PMW is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. PMW is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect. Except as set forth in the PMW Disclosure Schedule, PMW has no subsidiaries and is not a participant in any joint venture, partnership, or similar arrangement.

Section 3.2 Authorization PMW has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange.

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Section 3.3 Validity and Effect of Agreement This Agreement has been duly and validly executed and delivered by PMW and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of PMW, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

Section 3.4 No Conflict Neither the execution and delivery of this Agreement by PMW nor the performance by PMW of its obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with PMW’s Articles of Incorporation or Bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to PMW or any of the properties or assets of PMW; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of PMW, or result in the creation or imposition of any Lien upon any properties, assets or business of PMW under, any Contract or any order, judgment or decree to which PMW is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on PMW.

Section 3.5 Required Filings and Consents The execution and delivery of this Agreement by PMW does not, and the performance of this Agreement by PMW will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Authority with respect to PMW except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities laws (“Blue Sky Laws”); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PMW, or would not prevent or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

Section 3.6 Capitalization The authorized capital stock of PMW consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which there will be no more than 5,800,000 shares, options and warrants issued and outstanding as of immediately prior to the Closing Date. PMW has no authorized shares of preferred stock. Except for the transactions contemplated by this Agreement, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from PMW any shares of capital stock of PMW and there are no contracts or commitments providing for the issuance of, or the granting of rights to acquire, any shares of capital stock of PMW or under which PMW is, or may become, obligated to issue any of its securities. All shares of capital stock of PMW outstanding as of the Effective Date and as of the Closing Date have been, and will be, duly authorized and validly issued, are fully paid and non-assessable, and free of preemptive rights.

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Section 3.7 Status of Common Stock The Common Stock, when issued and allotted at the Closing in exchange for Promia Shares, will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights, will be issued in compliance with all applicable laws concerning the issuance of securities, and will have the rights, preferences, privileges, and restrictions set forth in PMW’s charter and bylaws, and will be free and clear of any Liens of any kind and duly registered in the name of the Sellers, in PMW’s stockholders ledger.

Section 3.8 SEC Reports and Financial Statements PMW has filed with the SEC all forms and other documents required to be filed by it under the Exchange Act or the Securities Act (the “PMW SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the PMW SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC there under.

Section 3.9 Financial Statements Each of the financial statements (the “PMW Financial Statements”) included in the PMW SEC Documents, including but not limited to the audited financial statements for the years ended February 29, 2008 and February 28, 2007 and the un-audited financial statements for the three (3) month period ended August 31, 2008 have been or will be filed in accordance with any applicable law and prepared from, and are in accordance with, the books and records of PMW, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of PMW as of the dates thereof or for the periods presented therein (subject, in the case of un-audited statements, to normal year-end audit adjustments not material in amount).

Section 3.10 No Undisclosed Assets or Liabilities Except as disclosed in the PMW Financial Statements, PMW does not have any liabilities, indebtedness or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due (collectively, “Liabilities”), and, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, including without limitation any liabilities for foreign, federal, state, local or other taxes (including deficiencies, interest and penalties). As of the Closing Date, PMW shall have no properties or assets of any kind, whether real personal or intangible and whether owned or leased (other than cash, cash equivalents or marketable securities) and no Liabilities other than the PMW Permitted Liabilities (as defined in Section 6.9).

Section 3.11 No Contract Rights or Commitments On the Closing Date, there will not be any Contract to which PMW is a party or by which any of its assets or properties are bound.

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Section 3.12 No Intellectual Property Rights or Infringement On the Closing Date, PMW will not own, or have the right to use, and has not violated nor otherwise trespassed upon any patents, trademarks, service marks, trade names, copyrights, and applications, licenses and rights with respect to the foregoing, and/or any trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and/or technical data and/or information.

Section 3.13 Litigation There is no Action pending or threatened against PMW that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against PMW, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 3.14 Taxes PMW has filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and PMW has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to PMW’s Knowledge, against PMW or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon PMW’s assets.

Section 3.15 Registration No order revoking the registration of PMW or the Common Stock under the Exchange Act has been issued by any court, securities commission or regulatory authority in the United States and no proceedings for such purpose are pending or, to the Knowledge of PMW, after reasonable inquiry, threatened.

Section 3.16 Trading PMW has not taken any action to cease the trading in its Common Stock on the OTC Bulletin Board.

Section 3.17 Books and Records The books and records, financial and others, of PMW are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

Section 3.18 Insurance As of the Closing Date, PMW will have no insurable properties and PMW will not maintain any insurance covering its assets, business, equipment, properties, operations, employees, officers, or directors.

Section 3.19 Compliance PMW is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. PMW has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. PMW does not, and is not require to, hold any permits, licenses or franchises from Governmental Authorities.

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Section 3.20 Material Transactions or Affiliations Except as disclosed in the PMW Disclosure Schedule there is no contract, agreement or arrangement between PMW and any person who was, at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by PMW to own beneficially, five percent or more of the issued and outstanding Common Stock and which is to be performed in whole or in part after the date hereof. PMW has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 3.21 Employees At the Closing Date, PMW shall have no employees. PMW has no agreement, obligation or commitment with respect to the election of any individual or individuals to PMW’s board of directors. PMW is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, except where any failure to comply would not constitute a Material Adverse Effect.

Section 3.22 Principals of PMW During the past five years, no officer or director of PMW has been:

(a) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 3.23 Tax-Free Exchange PMW has not taken any action, nor does PMW know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a “reorganization” within the meaning of Section 351 or 368 of the Code.

Section 3.24 Brokers and Finders Neither PMW, nor any of its officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Exchange for which PMW has or could have any liability.

Section 3.25 Disclosure As of the Closing Date, to the Knowledge of PMW, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of PMW that has not been disclosed in writing to Promia and/or Sellers by PMW. To the Knowledge of PMW, no representation or warranty of PMW in this Agreement or any

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statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.26 Issuance. The PMW Common Stock to be issued in the transactions contemplated by this Agreement will, when issued in accordance with the provisions of this Agreement and in reliance upon the representations made by each Seller, be validly issued, fully paid and nonassessable, and free of Liens, issued in compliance with all legal requirements and free of restriction on transfer other than restrictions pursuant to this Agreement and under applicable federal and state securities laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PROMIA

Promia represents and warrants to PMW that, as qualified by the Promia Disclosure Schedule delivered by Promia on or before the Determination Date(as such Promia Disclosure Schedule may be updated pursuant to Section 6.14), the statements contained in this Article IV are true and correct as of the Effective Date:

Section 4.1 Organization and Qualification Promia is duly organized and validly existing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Promia is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect. Promia has no subsidiaries and is not a participant in any joint venture, partnership, or similar arrangement.

Section 4.2 Authorization; Validity and Effect of Agreement Promia has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange. This Agreement has been duly and validly executed and delivered by Promia and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Promia, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

Section 4.3 No Conflict Neither the execution and delivery of this Agreement by Promia nor the performance by Promia of its obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with Promia’s Articles of Incorporation; (ii) violate any statute, law, ordinance, rule or regulation, applicable to Promia or any of its properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or

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permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Promia, or result in the creation or imposition of any Lien upon any properties, assets or business of Promia under, any Material Contract or any order, judgment or decree to which Promia is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) or (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on Promia.

Section 4.4 Required Filings and Consents The execution and delivery of this Agreement by Promia do not, and the performance of this Agreement by Promia will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, with respect to Promia, except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act, and Blue Sky Laws; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Promia, or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their obligations under this Agreement.

Section 4.5 Capitalization The Promia Disclosure Schedule sets forth the total number of authorized capital stock of Promia, including: (i) the total number of shares of Common Stock authorized, no par value, and the total number of such shares that are issued and outstanding; and (ii) the total number of shares of Preferred Stock authorized, no par value, and the total number of such shares that are issued and outstanding as each Series of Preferred Stock. Schedule I sets forth a true and complete list of the issued and outstanding shares of Promia Common Stock and Promia Preferred Stock that will be outstanding as of the Closing. Schedule II sets forth a true and complete list of the issued and outstanding Promia Options that will be outstanding at the Closing. All Promia Shares outstanding as of the Effective Date and the Closing Date have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. Except as provided in Schedule I and Schedule II, there are no other shares, share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Promia any shares of capital stock or other securities of Promia, and there are no contracts or commitments providing for the issuance of, or the granting of rights to acquire, any shares of capital stock or other securities of Promia or under which Promia is, or may become, obligated to issue any of its securities.

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Section 4.6 Financial Statements Promia shall use its commercially reasonable efforts to furnish to PMW, on or before the Closing Date, true and complete copies of the audited balance sheet of Promia for the fiscal year ended December 31, 2007 and 2006, and the unaudited balance sheet of Promia for the six month period ending June 30, 2008, and in the event the Closing Date occurs after December 31, 2008, the unaudited balance sheet of Promia for the nine month period ending September 30, 2008, and the related statements of operations, stockholders equity and cash flows for the year and six or nine month periods then ended (all of such financial statements of Promia collectively, the “Promia Financial Statements”). The Promia Financial Statements (including the notes thereto) shall present fairly in all material respects the financial position and results of operations and cash flows of Promia at the date or for the period set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein), and shall include any and all other entities for which consolidation is required under GAAP. The Promia Financial Statements shall be prepared from and in accordance with the books and records of Promia.

Section 4.7 No Undisclosed Liabilities Except as disclosed in the Promia Financial Statements, as of the Closing Date, Promia has no material liabilities, indebtedness or obligations, except those that have been incurred in the Ordinary Course of Business, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and there is no existing condition, situation or set of circumstances that, to Promia’s Knowledge, could reasonably be expected to result in such a liability, indebtedness or obligation. Schedule III sets forth a true and correct description of all outstanding debt obligations of Promia by amount, creditor and identification of any underlying agreements as of the date indicated therein.

Section 4.8 Properties and Assets Promia has good and marketable title to, valid leasehold interests in, or the legal right to use, all of the assets, properties and leasehold interests reflected in the most recent Promia Financial Statements, except for those sold or otherwise disposed of since the date of such Promia Financial Statements in the Ordinary Course of Business consistent with past practice.

Section 4.9 Litigation Except as set forth in the Promia Disclosure Schedule, there is no Action pending or, to Promia’s Knowledge, threatened against Promia that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Promia, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 4.10 Taxes Promia has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and Promia has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to Promia’s Knowledge, against Promia or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon Promia’s assets.

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Section 4.11 Compliance Promia is in compliance with all federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Promia has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. Promia holds all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect. Promia has never been debarred or otherwise prohibited or restricted from contracting with, or providing goods or services to, any Governmental Authority, nor, to its Knowledge, ever been investigated by any Governmental Authority relating to or arising out of any contract or provision of goods or services.

Section 4.12 Absence of Certain Changes Except as set forth in the Promia Disclosure Schedule, since June 30, 2008, (i) to Promia’s Knowledge, there has been no change or development in, or effect on, Promia that has or could reasonably be expected to have a Material Adverse Effect, (ii) Promia has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of its assets other than in the Ordinary Course of Business, (iii) Promia has not paid any dividends or distributed any of its assets to any of its shareholders, (iv) Promia has not acquired any material amount of assets except in the Ordinary Course of Business, nor acquired or merged with any other business, (v) Promia has not waived or amended any of its respective material contractual rights except in the Ordinary Course of Business, and (vi) Promia has not entered into any agreement to take any action described in clauses (i) through (v) above.

Section 4.13 Brokers and Finders Except with respect to Pickwick Capital Partners, LLC, Promia has not, nor to Promia’s Knowledge have any of its officers, directors, employees or managers, employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Exchange for which Promia has or could have any liability.

Section 4.14 Intellectual Property Rights.

(a) Promia owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, common law trademarks, trade names, trade secrets (including customer lists), service marks and copyrights, and any applications for and registrations of such patents, trademarks, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in its business, free and clear of all liens, claims or encumbrances (all of which are referred to as the “Promia Intellectual Property Rights”). The foregoing representation as it relates to all licenses, sublicenses and other

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agreements to which Promia is a party and pursuant to which Promia is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software (“Licensed Intellectual Property”) is limited to the interests of Promia pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants Promia such rights to such intellectual property as are used in the business as currently conducted.

(b) Promia (i) has not received notice of a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) does not have any Knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Promia Intellectual Property Rights or Licensed Intellectual Property. Promia has at all times used reasonable efforts to protect its proprietary information and to prevent such information from being released into the public domain.

(c) Each item of Promia Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Promia Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Promia Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Promia Intellectual Property Right. Seller has no Knowledge of any facts or circumstances that would render any Promia Intellectual Property Rights invalid or unenforceable.

Section 4.15 Material Transactions or Affiliations Except for the Promia Permitted Liabilities, employment agreements, stock option agreements, and deferred compensation plans, there is no contract, agreement or arrangement between Promia and any person who was, at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Promia to own beneficially, five percent or more of its issued and outstanding common stock or preferred stock and which is to be performed in whole or in part after the date hereof. Promia has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 4.16 Employees Promia is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, except where any failure to comply would not constitute a Material Adverse Effect. There are no proceedings pending or, to Promia’s Knowledge, reasonably expected or threatened, between Promia, on the one hand, and any or all of its current or former employees, on the other hand. There are no claims pending, or, to Promia’s Knowledge, reasonably expected or threatened, against Promia under any workers’ compensation or long term disability plan or policy. Promia has no unsatisfied obligations that would have a Material Adverse Effect on Promia to any employees, former employees, or qualified beneficiaries pursuant to any employee benefit plans, COBRA, HIPAA, or any state law governing health care coverage extension or continuation.

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Section 4.17 Material Contracts Each Promia Material Contract (i) is legal, valid, binding and enforceable and in full force and effect with respect to Promia, and to Promia’s Knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Neither Promia nor, to Promia’s Knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Promia or, to Promia’s Knowledge, by any such other party, or permit termination, modification or acceleration, under the Promia Material Agreement.

Section 4.18 Principals of Promia During the past five years, no officer or director of Promia has been:

(a) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 4.19 Tax-Free Exchange Promia has not taken any action, nor does Promia know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a “reorganization” within the meaning of Section 351 or 368 of the Code.

Section 4.20 Disclosure As of the Closing Date, to the Knowledge of Promia, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of Promia that has not been disclosed in writing to PMW by Promia, excluding any matter that does not have a Material Adverse Effect on Promia. To the Knowledge, of Promia, no representation or warranty of Promia in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, excluding any matter that does not have a Material Adverse Effect on Promia.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, hereby makes the following representations and warranties to Promia and PMW, and any reference in this Article V to “Seller” refers solely to the individual Seller making the representation and warranty and not to any other Seller:

Section 5.1 Authority and Validity Such Seller has all requisite power to execute and deliver, to perform Seller’s obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 5.2 Validity Upon the execution and delivery of each other document contemplated by this Agreement to which such Seller is a party (assuming due execution and delivery by each other party thereto) each such other document will be the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

Section 5.3 No Breach or Violation The execution, delivery and performance by such Seller of this Agreement and each other document to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with (i) the certificate of incorporation or bylaws of such Seller, if applicable, or (ii) any agreement to which such Seller is a party, or by which such Seller or such Seller’s Assets are bound or affected.

Section 5.4 Consents and Approvals No consent, approval, authorization or order of, registration or filing with, or notice to, any Government Authority or any other Person is necessary to be obtained, made or given by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other document to which it is a party or for the consummation by such Seller of the transactions contemplated hereby or thereby.

Section 5.5 Title Promia Shares to be delivered by such Seller in connection with the transactions contemplated herein are, and at the Closing will be owned, of record and beneficially, solely by such Seller, free and clear of any Lien and represent such Seller’s entire ownership interest in Promia.

Section 5.6 Investor Status Such Seller has properly completed the form attached hereto as Schedule IV. Such Seller, is either (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act or (ii) either alone or with a purchaser representative, has sufficient knowledge and experience in financial and business matters to make such Seller capable of evaluating the merits and risks of this investment.

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Section 5.7 No Government Review Such Seller understands that neither the SEC nor any securities commission or other Governmental Authority of any state, country or other jurisdiction has approved the issuance of the Common Stock or passed upon or endorsed the merits of the Common Stock or the Exchange Agreement or any of the other documents relating to the Exchange (collectively, the “Offering Documents”), or confirmed the accuracy of, determined the adequacy of, or reviewed the Exchange Agreement or the other Offering Documents.

Section 5.8 Investment Intent The shares of Common Stock are being acquired by Seller for Seller’s own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in or otherwise distributing the same. Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of Promia Shares.

Section 5.9 Restrictions on Transfer Seller understands that the shares of Common Stock have not been registered under the Securities Act or registered or qualified under any foreign or state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption there from. In any case where such an exemption is relied upon by Seller from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, Seller shall furnish PMW with an opinion of counsel stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be satisfactory to PMW. Seller acknowledges that it is able to bear the economic risks of an investment in the Common Stock for an indefinite period of time, and that its overall commitment to investments that are not readily marketable is not disproportionate to its net worth. Seller also understands that the shares of Common Stock are subject to the restrictions on transfer set forth in Section 6.15 of the Agreement.

Section 5.10 Informed Investment Seller has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon PMW or Promia for legal or tax advice related to this investment. In making its decision to acquire the Common Stock, Seller has not relied upon any information other than information contained in this Agreement and in the other Offering Documents (as defined in Section 5.7 above).

Section 5.11 Access to Information Seller acknowledges that it has had access to and has reviewed all documents and records relating to PMW, including, but not limited to, the PMW SEC Documents, that it has deemed necessary in order to make an informed investment decision with respect to an investment in PMW.

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Section 5.12 Reliance on Representations Seller understands that the shares of Common Stock are being offered and sold to it in reliance on specific exemptions from the registration and/or public offering requirements of the U.S. federal and state securities laws and that PMW and Promia are relying in part upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Common Stock. Seller represents and warrants to PMW and Promia that any information Seller has heretofore furnished or furnishes herewith to PMW and Promia is complete and accurate, and further represents and warrants that Seller will notify and supply corrective information to PMW and Promia immediately upon the occurrence of any change therein occurring prior to Promia’s issuance of the Common Stock. Within five (5) days after receipt of a request from PMW, Seller will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which PMW is subject with respect to the issuance of PMW Common Stock.

Section 5.13 No General Solicitation Seller is unaware of, and in deciding to participate in the transactions contemplated hereby is in no way relying upon, and did not become aware of the transactions contemplated hereby through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio or the internet, in connection with the transactions contemplated hereby.

Section 5.14 Legends Seller understands that the certificates representing the Common Stock shall have endorsed thereon the following legend (or such similar legend as may by determined by PMW), and stop transfer instructions reflecting that the lock-up provisions of Section 6.15, and these restrictions on transfer, will be placed with the transfer agent of the Common Stock:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 IS IN EFFECT, (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER CONTAINED IN LOCK-UP PROVISIONS OF A SHARE EXCHANGE AGREEMENT DATED OCTOBER 16, 2008, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

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Section 5.15 Placement and Finder’s Fees Except as otherwise provided in Section 4.13, no agent, broker, investment banker, finder, financial advisor or other person acting on behalf of Seller or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated hereby, and no person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreements, arrangements or understanding made by or on behalf of Seller.

Section 5.16 Disclosure No representation or warranty of the Seller in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

CERTAIN COVENANTS

Section 6.1 Conduct of Business Except (i) as expressly permitted or required by this Agreement, or (ii) with the consent of PMW, during the period commencing with the Effective Date and continuing until the Closing Date, Promia shall use its best efforts to not conduct any trade or business other than as presently conducted, and shall preserve intact its business organizations. From the Effective Date and continuing until the Closing Date, Promia and its officers, directors, and agents and the Sellers shall not, directly or indirectly, consult or negotiate with or seek proposals from any other person or entity with respect to any merger, asset sale, stock sale, share exchange, or any other transaction involving Promia and/or its securities which would inhibit, prevent or delay the completion of the Exchange. Promia shall promptly notify PMW upon receipt of any proposals or offers received by Promia with respect to such other transaction.

Section 6.2 Access to Information / Offering Documents At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article IX, and in each case subject to Section 6.3 below, each of Promia and PMW shall provide to the other party (and the other party’s authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

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Without Without limiting the foregoing, PMW shall provide Promia with copies of all Offering Documents and other informational statements to be provided to Sellers by PMW hereunder for Promia’s review and approval, which approval shall not be unreasonably withheld.

Section 6.3 Confidentiality

(a) Each party (“Receiving Party”) shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it by another Party (“Disclosing Party”) in connection with the Exchange in strict confidence, shall not use such information except for the sole purpose of evaluating the Exchange and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, stockholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Exchange (each of whom shall be informed in writing by the Receiving Party of the confidential nature of such information and directed by such party in writing to treat such information confidentially). The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the Receiving Party from a third party entitled to disclose it; (ii) becomes known publicly other than through the fault of the Receiving Party; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the Disclosing Party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained. In the event a Receiving Party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the Receiving Party shall: (i) promptly notify the Disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the Disclosing Party; (ii) cooperate with the Disclosing Party, at the expense of the Disclosing Party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the Receiving Party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

Section 6.4 Further Assurances

(a) Each of the parties hereto agrees to use commercially reasonable efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with each other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Exchange. Promia shall use its best efforts to obtain all required preferred shareholder and creditor consents and approvals for the Exchange and this Agreement and to obtain the execution of this Agreement by all Promia shareholders, option holders and warrant holders. Promia shall use its best efforts to cause any personal guarantee of any obligation of Promia executed by any officer, director, or shareholder of Promia in favor of a Promia creditor to be fully released and terminated prior to the Closing.

Section 6.5 Public Announcements / Privacy PMW and Promia shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Exchange or this Agreement, and no party hereto shall issue any other press release or make any other public statement without prior consent of both PMW and Promia, except as may be required by law

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or, with respect to PMW’s disclosure obligations as a publicly traded company (Promia and the Sellers acknowledge and agree to PMW’s disclosure obligations with respect to the execution of this Agreement and the Closing). Except as otherwise agreed upon between PMW and Promia, or as otherwise required by law or as reasonably necessary to facilitate the Capital Raise and/or the Closing of the Exchange, PMW and Promia agree that any copy of this Agreement provided to a Seller who is not Victor Antillon or also a member of Promia’s Board of Directors, to the Securities and Exchange Commission, or to any other third party who is not a representative of PMW or Promia, shall be appropriately redacted to omit personally identifiable information concerning Sellers, including without limitation deletion of each Seller’s name and/or number of shares, options or warrants owned on Schedules I and II.

Section 6.6 Notification of Certain Matters Each of Promia and PMW shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

Section 6.7 Financial Statements Prior to the Closing, Promia shall deliver to PMW (i) the Promia Financial Statements prepared in compliance with GAAP, consistently applied, and in accordance with all applicable SEC rules and regulations, including Regulation S-X promulgated under the Securities Act; (ii) the consent of its independent auditors to the inclusion of their audit report and the Promia Financial Statements in a Current Report on Form 8-K relating to the Exchange; and (iii) the information reasonably required by PMW to complete the sections of the Form 8-K relating to the Exchange which relate to the business, operations, management and ownership of Promia (collectively, the “Promia Audited Financial Statements and Report”). Promia shall cause its independent auditor to consent to PMW’s use of and reliance on the Promia Financial Statements as may be required in connection with any further filings made by PMW under the United States federal securities laws.

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Section 6.8 Tax-Free Exchange Status The parties hereto shall take (or refrain from taking) any and all actions necessary to ensure that, for United States federal income tax purposes: (i) the Exchange shall qualify as a reorganization within the meaning of Sections 368(a)(1)(B) of the Code, and (ii) that the tax consequences to the stockholders of both companies are minimized.

Section 6.9 Disposition of Assets and Liabilities Prior to the Closing, PMW shall take all action required in order to dispose of all of PMW’s Assets and satisfy all of its Liabilities, except for up to $1,000,000 in accounts payable and/or promissory notes (the “PMW Permitted Liabilities”), which shall be unsecured subordinated debt which shall be repaid as agreed in writing by PMW and Promia on or before the Determination Date. Prior to the Closing, Promia shall take all action required in order to ensure that its total debt obligations immediately prior to Closing do not exceed $6,500,000, which amount may include up to $1,350,000 in promissory notes due and payable to Bill and Amy Reynolds, in each case plus any additional loan amounts advanced to Promia by Bill or Amy Reynolds or third parties between the Effective Date and Closing, but excluding any and all amounts relating to salary, expenses and vacation due to Bill and Amy Reynolds (the “Promia Permitted Liabilities”). All amounts due from Promia to Bill and Amy Reynolds shall become unsecured subordinated debt at the Closing which shall be repaid as agreed in writing by PMW and Promia on or before the Determination Date.

Section 6.10 Waiver of Claims Subject to and effective only as of the Closing, each Seller, for Seller and Seller’s heirs, executors, administrators, attorneys and assigns, hereby releases and acknowledges full accord, satisfaction, discharge and settlement of, and further irrevocably and unconditionally forever releases, remises, and acquits Promia and any of its present or former officers, directors, stockholders, employees, attorneys, agents, affiliates, parents, subsidiaries, predecessors, successors and assigns (the “Promia Released Parties”) of and from any and all manner of actions, causes of action, arbitrations, controversies, expenses, damages, liabilities, demands, claims, counterclaims, cross-claims, obligations, losses, costs, promises, covenants, agreements, and suits of any kind or nature, whether known or unknown, whether contingent or fixed, whether developed or undeveloped, in law or equity, in tort or in contract from the beginning of time through the date of the applicable Seller’s execution of this Agreement and the attachments and schedules hereto, which Seller may have or claim to have against any Promia Released Parties, excluding all accrued wages and other debt obligations reflected in Promia’s financial statements as of such date. (the “Released Claims”). This release shall extend to all claims, known and unknown, arising from or relating to the Released Claims. Each Seller is aware of, and specifically waives the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”

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Section 6.11 Resignation of PMW Officer and Directors

(a) Prior to Closing, the PMW directors and officers shall have resigned effective as of the Closing Date.

Section 6.12 PMW Shareholder Approval. Prior to the Closing, PMW shall seek and obtain the required PMW shareholder approval for (i) the Exchange; (ii) an amendment to the PMW Certificate of Incorporation to change the name of PMW to “Promia, Incorporated” upon the Closing; (iii) the election of five (5) directors of PMW, three (3) of which must not be employees of PMW or Promia, as designated by Promia effective upon the Closing; and (iv) such other matters deemed necessary or desirable by PMW for the completion of the Exchange and Capital Raise.

Section 6.13 Transaction Expenses; Termination Fee Each party shall be solely responsible for the payment of all of its own legal, accounting, audit and other costs and expenses relating to the Exchange transaction. If PMW elects to advance any costs or expenses on behalf of Promia in connection with the Exchange, the amount of such costs and expenses up to $200,000 shall be deducted from the proceeds of the Capital Raise at the Closing, or in the event the Closing does not occur for any reason, all such costs and expenses shall become a secured debt repayment obligation of Promia pursuant to the terms of a mutually agreed upon secured promissory note and security agreement, the form of which shall be agreed upon on or before the Determination Date. PMW may provide for the reimbursement of its costs and expenses from the proceeds of the Capital Raise at the Closing so long as the total amount from the Capital Raise proceeds to be used for reimbursement for expenses under this Section 6.13 does not exceed $200,000. If (i) Promia breaches this Agreement by refusing to consummate the Exchange after the conditions to Closing set forth in Section 7.1 have been reasonably satisfied and PMW terminates this Agreement, or (ii) Promia terminates this Agreement pursuant to Section 9.1(e), then Promia shall pay PMW a termination fee in the amount of $250,000 (“Termination Fee”), and PMW’s sole remedy for any such breach or termination by Promia shall be the right to be paid the Termination Fee.

Section 6.14 Delivery of Updated Disclosure Schedules; Acceptance. Each of PMW and Promia acknowledges that the Disclosure Schedules delivered by the other party concurrently with the execution and delivery of this Agreement may have to be updated prior to the Closing. As such, the Parties agree as follows:

(a) Each of PMW and Promia will have the right to update the Disclosure Schedules up to two (2) days prior to the Closing with events which have occurred between the Effective Date and the Closing Date;

(b) Not less than two (2) days prior to the Closing, either party shall deliver to the other party a copy of the proposed final Disclosure Schedules noting all changes from the Disclosure Schedules provided upon execution of this Agreement;

(c) PMW shall notify Promia prior to the Closing that either (i) PMW accepts such final Promia Disclosure Schedules, in which case it will become a part of this Agreement and all such disclosures made in such final Promia Disclosure Schedule shall be made as if they had been disclosed in the Promia Disclosure Schedules as of the Effective Date or (ii) PMW, in its reasonable discretion, does not accept such proposed final Promia Disclosure Schedules because it contains disclosures of

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material events or commitments which constitute a Material Adverse Change with respect to Promia and which were incurred not in accordance with this Agreement or not in the Ordinary Course of Business, in which case PMW may elect to terminate this Agreement (which for purposes of this Agreement shall be deemed to be terminated pursuant to Section 9.1 (c)); and

(d) Promia shall notify PMW prior to the Closing that either (i) Promia accepts such final PMW Disclosure Schedules, in which case it will become a part of this Agreement and all such disclosures made in such final PMW Disclosure Schedules shall be made as if they had been disclosed in the PMW Disclosure Schedules as of the Effective Date or (ii) Promia, in its reasonable discretion, does not accept such proposed final PMW Disclosure Schedules because it contains disclosures of material events or commitments which constitute a Material Adverse Change with respect to PMW and which were incurred not in accordance with this Agreement or not in the Ordinary Course of Business, in which case Promia may elect to terminate this Agreement (which for purposes of this Agreement shall be deemed to be terminated pursuant to Section 9.1 (b)).

Section 6.15 Lock-Up Agreement. Each Seller hereby agrees that for a period of one (1) year after the Closing Date the Seller will not, without the prior written consent of PMW (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of PMW, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of PMW, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash or otherwise. Each Seller acknowledges and agrees that the PMW share certificates the Seller will be issued at the Closing shall bear a restrictive legend which includes reference to the lock-up provisions under this Section 6.15. Each Seller agrees to execute additional agreement(s) reflecting the provisions of this Section as may be requested by the investor(s) in the Capital Raise, and further agrees that the Company may impose stop transfer instructions with its transfer agent in order to enforce the covenants in this Section 6.15. The investors in connection with the Capital Raise are intended third party beneficiary(ies) of the covenants of this Section 6.15 and shall have the right, power and authority to enforce such covenants as though a party hereto.

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ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE EXCHANGE

Section 7.1 Conditions to Obligations of Promia and the Sellers The obligations of Promia and Sellers to consummate the Exchange shall be subject to the fulfillment, or written waiver by Promia, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of PMW set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(b) PMW shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person, and any matter requiring consent or mutual agreement of PMW and Promia as provided in this Agreement, to consummate the transactions contemplated under this Agreement shall have been obtained, including without limitation all required creditor consents for the Exchange and agreement on the Exchange Ratio set forth in Section 1.2;

(d) PMW shall have no Assets (other than cash, cash equivalents and marketable securities) or Liabilities other than the PMW Permitted Liabilities, and there has been no Material Adverse Effect on the business, condition or prospects of PMW until the Closing Date;

(e) Promia shall be satisfied, in its reasonable discretion, with the final PMW Disclosure Schedules, if any;

(f) PMW shall have secured the Capital Raise;

(g) PMW shall have obtained the necessary shareholder approval for the Exchange;

(h) Promia shall have completed a due diligence review of the business, operations, financial condition and prospects of PMW, on or before the Determination Date, and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

(i) Promia Shareholders holding more than 90% of the Promia Common Stock and all of the Promia Preferred Stock shall have executed this Agreement (as redacted under Section 6.5) and all the exchange documentation set forth in Exhibit A and B;

(j) Not less than 90% of the holders of Promia Options shall have entered into documents reasonably satisfactory to Promia and PMW for the exchange or replacement of Promia Options for or with comparable PMW options or warrants;

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(k) Promia shall have been reasonably satisfied that the Exchange and all transactions contemplated under this Agreement constitute a transaction covered under Rule 506 of Regulation D promulgated under the Securities Act, including without limitation, that the Exchange is being offered to no more than thirty five (35) non-accredited investors (as determined under Regulation D) and that each such non-accredited investor, either alone or with a purchaser representative, has sufficient knowledge and experience in financial and business matters to make such investor capable of evaluating the merits and risks of this investment.

(l) Promia shall have obtained the written consent of all holders of Promia Preferred Stock as set forth in Schedule I, to the Exchange and this Agreement.

(m) On or before the Determination Date, Promia shall have been satisfied that, for federal income tax purposes, the Exchange shall qualify as a tax-free exchange described in Section 351 of the of the Code and a reorganization described in Section 368 of the Code.

(n) PMW shall have obtained lock-up agreements containing the provisions of Section 6.15 from George Mainas and other PMW stockholders designated by PMW to cover a minimum of 2,500,000 shares of PMW Common Stock.

Section 7.2 Conditions to Obligations of PMW The obligations of PMW to consummate the Exchange shall be subject to the fulfillment, or written waiver by PMW, at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Promia and the Sellers set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(b) Promia and the Sellers shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Promia and the Sellers on or prior to the Closing Date;

(c) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person, and any matter requiring consent or mutual agreement of PMW and Promia as provided in this Agreement, to consummate the transactions contemplated under this Agreement shall have been obtained, including without limitation all required creditor consents for the Exchange and agreement on the Exchange Ratio set forth in Section 1.2;

(d) There has been no Material Adverse Effect on the business, condition or prospects of Promia until the Closing Date;

(e) PMW shall have no Assets (other than cash, cash equivalents and marketable securities) or Liabilities other than the PMW Permitted Liabilities;

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(f) PMW shall be satisfied, in its reasonable discretion, with the final Promia Disclosure Schedules, if any;

(g) PMW shall have secured the Capital Raise;

(h) PMW shall have obtained the necessary shareholder approval for the Exchange.

(i) PMW shall have completed a due diligence review of the business, operations, financial condition and prospects of Promia, on or before the Determination Date, and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

(j) Promia shall have no Liabilities other than the Promia Permitted Liabilities;

(k) Promia shall have delivered the Promia Audited Financial Statements and Report to PMW;

(l) Promia shall have obtained all required creditor consents for the Exchange;

(m) Promia Shareholders holding more than 90% of the Promia Common Stock and all of the Promia Preferred Stock shall have executed this Agreement (as redacted under Section 6.5) and all the exchange documentation set forth in Exhibit A and B;

(n) Not less than 90% of the holders of Promia Options shall have entered into documents reasonably satisfactory to Promia and PMW for the exchange of Promia Options for comparable PMW options or warrants;

(o) On or before the Determination Date, PMW shall have been satisfied that, for federal income tax purposes, the Exchange shall qualify as a tax-free exchange described in Section 351 of the of the Code and a reorganization described in Section 368 of the Code; and

(p) PMW shall have been reasonably satisfied that the Exchange and all transactions contemplated under this Agreement constitute a transaction covered under Rule 506 of Regulation D promulgated under the Securities Act, including without limitation, that the Exchange is being offered to no more than thirty five (35) non-accredited investors (as determined under Regulation D) and that each such non-accredited investor, either alone or with a purchaser representative, has sufficient knowledge and experience in financial and business matters to make such investor capable of evaluating the merits and risks of this investment.

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ARTICLE VIII

RESERVED

ARTICLE IX

TERMINATION

Section 9.1 Termination This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of PMW and Promia;

(b) by Promia, if the Closing shall not have occurred on or before February 16, 2009 or if any of the conditions to the Closing set forth in Section 7.1 shall have become incapable of fulfillment by February 16, 2009 and shall not have been waived in writing by Promia; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Promia if (i) its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or (ii) the Promia Audited Financial Statements and Report have not been delivered to PMW;

(c) by PMW, if the Closing shall not have occurred on or before February 16, 2009 or if any of the conditions to the Closing set forth in Section 7.2 shall have become incapable of fulfillment by February 16, 2009 and shall not have been waived in writing by PMW; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to PMW if its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by PMW or Promia if any Governmental or judicial Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Exchange and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

(e) by Promia, upon written notice to PMW and payment of the Termination Fee under Section 6.13;

(f) by PMW, upon written notice to Promia at any time within five (5) days after the Determination Date, in the event (i) the parties cannot mutually agree upon any of the outstanding issues contained in this Agreement for which the parties must mutually agree on or before the Determination Date; (ii) PMW does not reasonably accept the Promia Disclosure Schedules delivered by Promia on or before the Determination Date; or (iii) PMW is not satisfied with the results of its due diligence investigation of Promia; or

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(g) by Promia, upon written notice to PMW at any time within five (5) days after the Determination Date, in the event (i) the parties cannot mutually agree upon any of the outstanding issues contained in this Agreement for which the parties must mutually agree on or before the Determination Date; (ii) Promia does not reasonably accept the PMW Disclosure Schedules delivered by PMW on or before the Determination Date; or (iii) Promia is not satisfied with the results of its due diligence investigation of PMW.

Section 9.2 Procedure and Effect of Termination In the event of termination of this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Exchange shall be abandoned without any further action by the parties hereto. If this Agreement is terminated as provided herein:

(a) each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Exchange, whether obtained before or after the execution hereof; and

(b) each party agrees that all Confidential Information received by PMW or Promia with respect to the other party, this Agreement or the Exchange shall be kept confidential notwithstanding the termination of this Agreement.

Section 9.3 Effect of Termination. Except as provided in Section 6.13, in the event of termination of this Agreement, no Party hereto shall have any liability to any other Party to this Agreement, except for any willful breach of or knowing misrepresentation made in this Agreement occurring prior to the termination of this Agreement. The provisions of Sections 6.3, 6.5, 10.1, 10.4, 10.7, 10.8, 10.9, 10.10, 10.11 and 10.12, and any other provision of this Agreement which may reasonably be construed to survive expiration or termination hereof, shall expressly survive the expiration or termination of this Agreement. Nothing in this Section 9.3 shall be deemed to release any Party from any liability for breach by such Party of its obligations under this Agreement or from any obligations that exist under separate agreements between the Parties.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.2 Amendment and Modifications This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by Promia, PMW and the Seller against whom enforcement of any such amendment, modification or supplement is sought; provided, however, that any provision in this Agreement related to the Promia Options and the PMW options and warrants may be amended prior to the Closing in a writing signed only by PMW and Promia.

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Section 10.3 Extensions and Waivers At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

Section 10.4 Successors and Assigns This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties hereto.

Section 10.5 Survival of Representations, Warranties and Covenants The representations and warranties contained herein shall survive the Closing and shall thereupon terminate two (2) years from the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 10.6 Headings; Definitions The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 10.7 Severability If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

Section 10.8 Specific Performance The parties hereto agree that in the event that any party fails to consummate the Exchange in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

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Section 10.9 Notices All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax, email or other electronic transmission service to the appropriate address or number as set forth below, and, as to a Seller, at the address set forth at the Seller’s signature page below (or any other address duly notified by a party hereto pursuant to the provisions of this Section 10.9).

If to PMW:	with a copy to:
Al Hayes, CEO	Steven J. Davis, Esq.
Public Media Works, Inc.	1042 N. El Camino Real, Ste B-261
14759 Oxnard Street	Encinitas, CA 92024-1322
Van Nuys, California 91411
Phone:(818) 904-9029	Phone:(619) 788-2383
Fax:	Fax: (858) 367-8138

If to Promia or a Seller:	with a copy to:
Promia, Inc.	Steven K. Lee, Esq.
160 Spear Street, Suite 320	Donahue Gallagher Woods LLP
San Francisco, CA 94105	591 Redwood Highway, Suite 1200
Attn: John Mullen, CEO	Mill Valley, CA 94941
Phone: 415.536.1600	Phone: 415.381.4161
Fax: 415.536.1616

Section 10.10 Governing Law / Venue This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any legal action brought by a party to enforce or interpret this Agreement shall be brought exclusively in a state or federal court located in San Francisco, California, and the parties hereby consent to the exclusive jurisdiction of such courts.

Section 10.11 Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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Section 10.12 Certain Definitions As used herein:

(a) “Action” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

(b) “Affiliate” shall have the meanings ascribed to such term in Rule 12b-2 of the Exchange Act;

(c) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the State of California;

(d) “Capital Raise” shall mean a debt or equity (common or preferred stock) financing which will result in net proceeds to PMW in the minimum amount of $7,000,000 and the allocation of no more than 10,000,000 shares of PMW Common Stock (calculated on an as-converted basis with respect to any preferred stock).

(e) “Confidential Information” shall mean the existence and contents of this Agreement and the Schedules and Exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party which, prior to or following the Closing Date, has been disclosed by Promia, on the one hand, or PMW, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

(f) “Contract” shall mean any oral, written or implied contracts, agreements, licenses, instruments, indentures leases, powers of attorney, guaranties, surety arrangements or other commitments of any kind;

(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated there under;

(h) “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the date or for the period with respect to which such principles are applied;

(i) “Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

(j) “Knowledge” shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, without any duty of investigation, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter, without any duty of investigation;

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(k) “Lien” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or proxy, pre-emptive rights, first refusal rights, participation rights, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

(l) “Material Adverse Effect” shall mean any material adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity and its subsidiaries taken as a whole;

(m) “Material Contract” shall mean any Contract, other than equipment and furniture leases entered into in the Ordinary Course of Business, where the liabilities or commitments associated therewith exceed $10,000 individually or $50,000 in the aggregate;

(n) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(o) “Person” shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

(p) “Promia Options” shall mean the issued and outstanding options, warrants or other rights to acquire or purchase Promia Shares.

(q) “Promia Securities” shall mean, collectively, the Promia Shares and Promia Options issued and outstanding on the Closing Date.

(r) “Promia Shares” shall mean the issued and outstanding shares of Common Stock, no par value, and the issued and outstanding shares of Preferred Stock, no par value, of Promia.

(s) “SEC” shall mean the Securities and Exchange Commission;

(t) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated there under; and

(u) “Taxes” shall mean all taxes (whether U.S. federal, state, local or other non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

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IN WITNESS WHEREOF, each of the parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

PUBLIC MEDIA WORKS, INC.			PROMIA, INCORPORATED

By:	/s/ Al Hayes	By:	/s/ John Mullen
	Al Hayes, CEO		John Mullen, CEO

PROMIA SELLERS:

/s/ John Mullen
John Mullen

/s/ Amy Reynolds
Amy Reynolds

/s/ Bill Reynolds
Bill Reynolds

/s/ Kevin Kearney
Kevin Kearney

/s/ Doug Greenwood
Doug Greenwood

/s/ Victor Antillon
Victor Antillon

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